Exhibit 99.1

August 27, 2007

John Simonelli

c/o LookSmart, Ltd.

625 Second Street

San Francisco, CA 94107

RE: Amendment to Offer Letter

Dear John:

As you know you have indicated your intention to resign from the Company for personal reasons, and both you and the Company wish to agree on an orderly transition of your responsibilities. Thus, the following additions and amendments to the offer letter dated October 20, 2005 (the “Offer Letter”) shall be effective as of the date this letter is executed by you and the Company.

1. Your last day of employment as Chief Financial and Operating Officer with the Company shall be November 16, 2007 or such later date as may be mutually agreed by you and the Company in writing (such date the “Separation Date”).

2. In addition to other compensation provided in the Offer Letter, if you remain in your position(s) as of the Separation Date, the Company will pay you a one-time cash bonus of $35,000 on or before November 19, 2007, subject to applicable withholdings. In the event that the Company terminates you from your position(s) prior to the Separation Date, such bonus will be deemed earned and will be paid within three (3) days after the effective date of termination.

3. In addition to other compensation provided in the Offer Letter, if you remain in your position(s) as of the Separation Date, then notwithstanding the provisions of the Company’s Executive Team Incentive Plan that provide that you must be employed on the Company-wide payout date in order to earn your cash incentive award, the Company will pay to you the accrued amount of your annual cash incentive (accrued at the achievement rate in effect as of the end of the third quarter), prorated to reflect the number of days in the applicable fiscal year of your employment by the Company through the Separation Date and subject to applicable withholdings, within three (3) days after the Separation Date. In the event that the Company terminates you from your position(s) prior to the Separation Date, such bonus will be prorated to reflect the number of days in the applicable year of your employment by the Company through the effective date of termination, will be subject to applicable withholdings and will be paid within three (3) days after the effective date of termination.

4. In addition to other compensation provided in the Offer Letter, if during your employment with the Company a sale of at least one specified company asset (as mutually agreed by you and me) occurs, then the Company will pay you $75,000 in cash, subject to applicable withholdings, within 3 days after such a sale of asset. In addition, if during your employment with the Company it experiences a Change of Control, then the Company will pay you $175,000 in cash, subject to applicable withholdings, upon such Change of Control, and with the understanding that in such event the “Severance” provisions of the Offer Letter do not apply if you are terminated without “cause” or resign for “good reason” after a Change of Control. The “Accelerated Vesting” provision of the Offer Letter continue in full force and effect in accordance with its terms.

5. You acknowledge and agree that your employment with the company is for no specified period and constitutes at-will employment. As a result, just as you are free to resign at any time for any reason or no reason, similarly the Company is free to terminate its employment relationship with you at any time, with or without cause, and with or without notice.

6. Notwithstanding the foregoing, it is the intent of the parties that the benefits provided under this letter shall not be deferred compensation arrangements under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). Notwithstanding anything to the contrary in this Letter Agreement, if you are a “specified employee” within the meaning of Section 409A and the final regulations and any guidance promulgated thereunder at the time of your termination, and the severance payable to you, if any, pursuant to this Letter Agreement, when considered together with any other severance payments or separation benefits which may be considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”) will not and could not under any circumstances, regardless of when such termination occurs, be paid in full by March 15 of the year following your separation from the Company, then only that portion of the Deferred Compensation Separation Benefits which do not exceed the Section 409A Limit (as defined below) may be made within the first six (6) months following your termination of employment in accordance with the payment schedule applicable to each payment or benefit. For these purposes, each separation payment is hereby designated as a separate payment and will not collectively be treated as a single payment. Any portion of the Deferred Compensation Separation Benefits in excess of the Section 409A Limit shall accrue and, to the extent such portion of the Deferred Compensation Separation Benefits would otherwise have been payable within the first six (6) months following your separation from the Company, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of your termination of employment. All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. You and the Company agree to work together in good faith to consider amendments to this Separation Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to the Employee under Section 409A.

“Section 409A Limit” shall mean the lesser of two (2) times: (i) your annualized compensation based upon the annual rate of pay paid to you during the Company’s taxable year preceding the Company’s taxable year of your termination of employment as determined under Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which your employment is terminated.

7. All other terms and conditions of the Offer Letter not expressly amended hereby shall remain in full force and effect in accordance with their terms.

In order to confirm your acceptance of this offer, we ask that you complete the following acknowledgment, initial each page of this letter and give it to Cindy Telford. If you require clarification of any matter, please feel free to contact me.

Sincerely,

/s/ Edward West

Edward (Ted) West
Interim Chief Executive Officer and President

Accepted and agreed to by:

/s/ John Simonelli
John Simonelli

Date: August 28, 2007